UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 25, 2005

AVANEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29175	94-3285348
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40919 Encyclopedia Circle

Fremont, California 94538

(Address of principal executive offices, including zip code)

(510) 897-4188

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On August 25, 2005, Avanex Corporation (the “Company”) issued a press release reporting its results for the fourth quarter and fiscal year ended June 30, 2005. The press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Non-GAAP Financial Measures

The Company’s press release includes non-GAAP net loss and non-GAAP net loss per share to provide the reader with greater transparency to information used by management in its financial and operational decision-making, to help the reader better understand the Company’s operating results and to provide historical comparability. The Company believes that when GAAP net loss and GAAP net loss per share are viewed in conjunction with non-GAAP net loss and non-GAAP net loss per share, readers are provided with a more meaningful understanding of the Company’s ongoing operating performance. In addition, management uses these measures for reviewing the Company’s financial results. The primary adjustments from GAAP net loss and GAAP net loss per share that are reflected in the non-GAAP financial measures provided are described in more detail below:

Restructuring Charges. The Company excludes restructuring charges to calculate non-GAAP net loss and non-GAAP net loss per share. Such charges are primarily due to workforce reductions and related costs to enhance the reader’s overall understanding of the continuing operations of the Company, its core current financial performance and its prospects for the future. Avanex has incurred substantial acquisition-related restructuring charges as well as restructuring charges resulting from material changes to the Company’s cost structure, which makes historical comparisons difficult. The Company believes that excluding restructuring charges from GAAP net loss and GAAP net loss per share provides investors with historical comparability in its financial reporting as well as comparability with competitor’s operating results. However, there are limitations associated with excluding restructuring charges from GAAP net loss and GAAP net loss per share as such an exclusion does not effectively describe the Company’s current GAAP loss and GAAP loss per share. Management compensates for these limitations by analyzing current and future results with a focus on GAAP operating cash flow and future cash requirements and by providing GAAP net loss and net loss per share in its earnings release.

Write Off of Long Term Investment. The Company has also excluded the write off of a long term investment to calculate non-GAAP net loss and non-GAAP net loss per share. This long term investment relates to the Company’s $4.4 million minority investment in GC Holdings, the parent company to Gemfire Corporation, to which the Company sold its silica planar lightwave circuit product line in February 2004. The Company believes that excluding this write off of a long term investment from GAAP net loss and GAAP net loss per share provides investors with historical comparability in its financial reporting as well as comparability with competitor’s operating results. However, there are limitations associated with excluding this write off of a long term investment from GAAP net loss and GAAP net loss per share. Management compensates for these limitations through its review of its results of operations on a GAAP basis and by providing GAAP net loss and net loss per share in its earnings release.

Amortization of Intangibles. The Company also excludes amortization of intangibles to calculate non-GAAP net loss and non-GAAP net loss per share. The Company’s amortization of intangibles primarily relates to its acquisitions of the optical components businesses of Corning, Alcatel and Vitesse in 2003. These adjustments have been excluded because management focuses primarily on the current controllable operating expenses of the business, which excludes amortization. In addition, the Company believes that excluding amortization provides greater transparency when reviewing the current operating performance of the overall business. The Company believes that it is useful to investors to provide non-GAAP measures that are indicative of the Company’s core operating expenses and performance. However, there are limitations associated with excluding amortization of intangibles from GAAP net loss and GAAP net loss per share as such an exclusion does not effectively associate the costs related to the purchase of the product platforms with the related ongoing revenue stream. Management compensates for these limitations through its review of long-lived assets, including intangibles, for impairment on a quarterly basis and by providing GAAP net loss and net loss per share in its earnings release.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated as of August 25, 2005, entitled “Avanex Announces Fourth Quarter and Fiscal Year 2005 Financial Results.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANEX CORPORATION

By:	/s/ RICHARD C. YONKER
Richard C. Yonker Chief Financial Officer

Date: August 25, 2005

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated as of August 25, 2005, entitled “Avanex Announces Fourth Quarter and Fiscal Year 2005 Financial Results.”